August 19, 2013

Board of Directors

Klondike Gold Corp.

711 - 675 West Hastings Street

Vancouver, B.C.

V6B 1N2

Dear Sirs:

Re:

Klondike Gold Corp.

Registration Statement on Form F-4/A

We consent to the use of our report dated August 12, 2013 on the consolidated financial statements of Klondike Gold Corp. as of February 28, 2013, February 29, 2012 and February 28, 2011 and for the years then ended, and the inclusion of our name under the heading "Experts" in this Form F-4/A Registration Statement filed with the Securities and Exchange Commission.

Sincerely,

MORGAN LLP

Chartered Accountants

PO Box 10007, 1488 – 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1A1

Tel: (604) 687 – 5841 Fax: (604) 687 – 0075  Email: info@morganllp.com

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